INLAND REVENUE AUTHORITY

OF SINGAPORE

Original

Certificate of Stamp Duty

Stamp Certificate Reference Stamp Certificate Issued Date

Applicants Reference

Document Reference Number Document Description Date of Document

: 193140-37SH1-1-097236612

: 21/06/2012

: AUSTRIANOVA

: 2012062100072 ver. 1.0

: Share Transfer (Ad valorem)

: 14/06/2012

Consideration Stocks and Shares Transferor Transferee

Stamp Duty Total Amount

: S$ 6,663,280.00

: 100000 shares in AUSTRIANOVA SINGAPORE PTE LTD

: SGAUSTRIA PTE LTD (UEN-LOCAL CO - 200901830C)

: NUVILEX, INC. (OTHERS - -)

   : S$ 13,326.60

    : S$ 13,326.60

To confirm if this Stamp Certificate is genuine, you may do an online check at hitps://estampingiras,gov.sg. Under Stamp Duty Resource, select Verify Stamp Certificate Authenticity.

LD12549L - 21/06/2012

193140-37SH1-1-097236612

2012062100072

8b4cd56b2105ae6c2b9c545a5cd7190e